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Exhibit 10.22

CHANGE IN CONTROL AGREEMENT

        AGREEMENT made as of this    day of                   , 2007 by and between BladeLogic, Inc. (the "Company"), and                  (the "Executive").

        1.    Purpose.    The Company considers it essential to the best interests of its stockholders to promote and preserve the continuous employment of key management personnel. The Board of Directors of the Company (the "Board") recognizes that, as is the case with many corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's key management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control. Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

        2.    Change in Control.    A "Change in Control" shall be deemed to have occurred upon the occurrence of any one of the following events:

          (a)   any "Person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Directors ("Voting Securities") (in such case other than as a result of an acquisition of securities directly from the Company); or

          (b)   persons who, as of the date hereof, constitute the Company's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person's election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

          (c)   the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

          (d)   the approval by the Company's stockholders of any plan or proposal for the liquidation or dissolution of the Company.

        Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all then outstanding Voting Securities, then a "Change in Control" shall be deemed to have occurred for purposes of the foregoing clause (a).

        3.    Change in Control Benefit.    Upon a Change in Control, the greater of (i) 25% of the unvested portion of the stock options held by the Executive or (ii) the unvested portion of the stock options held by the Executive that would have become vested and exercisable in the six month period following the Change in Control, shall immediately accelerate and become exercisable as of the effective date of such Change in Control (the amount specified in (i) or (ii), the "Accelerated Option"). For the avoidance of doubt, (x) the Accelerated Option shall relate to the last portion of the stock options held by the Executive that are scheduled to become vested or exercisable; and (y) the Accelerated Option shall become vested and exercisable regardless of whether there is a Terminating Event.

        4.    Terminating Event.    A "Terminating Event" shall mean any of the events provided in this Section 4:

          (a)    Termination by the Company.    Termination by the Company of the employment of the Executive with the Company for any reason other than for Cause, death or Disability. For purposes of this Agreement, "Cause" shall mean:

            (i)    conduct by the Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; or

            (ii)   the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury to the Company or any of its subsidiaries and affiliates if he were retained in his position; or

            (iii)  continued, willful and deliberate non-performance by the Executive of his duties to the Company (other than by reason of the Executive's physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; or

            (iv)  a violation by the Executive of the Company's employment policies which has continued following written notice of such violation from [the Board [for CEO]/the CEO [for all others]]; or

            (v)   willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.

        A Terminating Event shall not be deemed to have occurred pursuant to this Section 4(a) solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company following a Change in Control. For purposes of clauses (i), (iii) and (v) hereof, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive without reasonable belief that the Executive's act, or failure to act, was in the best interests of the Company and its subsidiaries and affiliates. For purposes hereof, the Executive will be considered "Disabled" if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties to the Company on a full-time basis for 180 calendar days in the aggregate in any 12-month period.

          (b)    Termination by the Executive for Good Reason.    Termination by the Executive of the Executive's employment with the Company for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events:

            (i)    a material diminution or other material adverse change, not consented to by the Executive, in the nature or scope of the Executive's responsibilities, authorities, powers, functions or duties from the responsibilities, authorities, powers, functions or duties exercised by the Executive immediately prior to the Change in Control; or

            (ii)   a material reduction in the Executive's annual base salary or annual cash bonus opportunity as in effect on the date hereof or as the same may be increased from time to time hereafter except for across-the-board reductions similarly affecting all or substantially all management employees; or

            (iii)  the relocation of the Company's offices at which the Executive is principally employed immediately prior to the date of a Change in Control (the "Current Offices") to any other location more than 50 miles from the Current Offices, or the requirement by the Company for the Executive to be based anywhere other than the Current Offices, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change in Control; or

            (iv)  a breach of this Agreement by the Company by reason of the failure by the Company to obtain an effective agreement from any successor to assume and agree to perform this Agreement, as required by Section 21;or

            (v)   the Executive is not named the [Chief Executive Officer/Chief Financial Officer] of the successor after the Change in Control.

        5.    Change in Control Payment.    In the event a Terminating Event occurs after a Change in Control, the following shall occur:

          (a)   in addition to the Executive's accrued salary and the bonus amount accrued in respect of such Executive under the applicable annual bonus plan, each to the Date of Termination (collectively "Compensation Accruals"), the Company shall pay to the Executive an amount equal to [50%/100%] of the Executive's Twelve-Month Cash Compensation, payable in one lump sum payment no later than three days following the Date of Termination. For purposes hereof, "Twelve-Month Cash Compensation" shall mean the aggregate cash compensation paid to or accrued for the Executive by the Company in the 12-month period preceding the date of a Change in Control or the Date of Termination, whichever is greater, including base salary, incentive bonuses, Compensation Accruals and other similar cash payments and accruals; provided that, in the event the Executive has not been employed by the Company for such preceding 12-month period, all such compensation shall be annualized for purposes of calculating the Twelve-Month Cash Compensation of the Executive; and

          (b)   subject to the Executive's copayment of premium amounts at the active employees' rate, the Executive shall continue to participate in the Company's group health, dental and vision program for the lesser of six months or the period for which the Executive is eligible to receive benefit continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); provided, however, that the continuation of health benefits under this Section shall reduce and count against the Executive's rights under COBRA; and

          (c)   the Company shall pay to the Executive all reasonable legal and arbitration fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this Agreement, except in cases involving frivolous or bad faith litigation initiated by the Executive; and

          (d)   notwithstanding anything to the contrary in any applicable option agreement, restricted stock or other stock-based award agreement, all stock options, restricted stock-based awards to the Executive by the Company shall immediately accelerate and become exercisable or non-forfeitable as of the effective date of such Terminating Event. The Executive shall also be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted; and

          (e)   anything in this Agreement to the contrary notwithstanding, if at the time of the Executive's separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the Executive is considered a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable or benefit shall be provided prior to the date that is the earliest of (i) six months and one day after the Executive's date of termination, (ii) the Executive's death (in which case, any amounts shall be paid to the Executive's beneficiary or estate), or (iii) such other date as will cause such payment not to be subject to such interest, penalties and additional tax, and the initial payment or provision of benefit shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 5(e). The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

        6.    Tax Gross-Up for Excise Taxes.

          (a)    Gross Up Payment.

            (i)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Severance Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance

    Payments, any federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this Section 6(a)(i), and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

            (ii)   Subject to the provisions of Section 6(a)(iii) below, all determinations required to be made under this Section 6(a)(ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The initial Gross-Up Payment, if any, as determined pursuant to this Section 6(a)(ii), shall be paid to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 6(a)(iii) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by the Executive in connection with the proceedings described in Section 6(a)(iii) below, shall be promptly paid by the Company to or for the benefit of the Executive.

            (iii)  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, the Executive shall:

              (A)  give the Company any information reasonably requested by the Company relating to such claim,

              (B)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

              (C)  cooperate with the Company in good faith in order to effectively contest such claim, and

              (D)  permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(a)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis (to the extent not prohibited by applicable law) and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

            (iv)  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(a)(iii) above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 6(a)(iii) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(a)(iii) above, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

        7.    Term.    This Agreement shall take effect on the date first set forth above and shall terminate upon the earlier of (a) the termination by the Company of the employment of the Executive for Cause or the failure by the Executive to perform his full-time duties with the Company by reason of his death or Disability, (b) the resignation or termination of the Executive's employment for any reason prior to a Change in Control, or (c) the termination of the Executive's employment with the Company after a Change in Control for any reason other than the occurrence of a Terminating Event.

        8.    Withholding.    All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

        9.    Notice and Cure Period and Date of Termination.

          (a)    Notice of Termination and Cure Period.    After a Change in Control and during the term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 9. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination.

          (b)    Date of Termination.    "Date of Termination," with respect to any purported termination of the Executive's employment after a Change in Control and during the term of this Agreement, shall mean the date specified in the Notice of Termination. In the case of a termination by the Company other than a termination for Cause (which may be effective immediately), the Date of Termination shall not be less than 30 days after the Notice of Termination is given. In the case of a termination by the Executive, the Date of Termination shall not be less than 30 days from the date such Notice of Termination is given.

        10.    No Mitigation.    The Company agrees that, if the Executive's employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 5 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

        11.    Arbitration of Disputes.    Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 11 shall be specifically enforceable. Notwithstanding the foregoing, this Section 11 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 11.

        12.    Consent to Jurisdiction.    To the extent that any court action is permitted consistent with or to enforce Section 11 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

        13.    Integration.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning such subject matter.

        14.    Successor to the Executive.    This Agreement shall inure to the benefit of and be enforceable by the Executive's personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive's death after a Terminating Event but prior to the completion by the Company of all payments due him under Section 5 of this Agreement, the Company shall continue such payments to the Executive's beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

        15.    Enforceability.    If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        16.    Waiver.    No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

        17.    Notices.    Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board of Directors.

        18.    Amendment.    This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

        19.    Effect on Other Plans.    Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company's benefit plans, programs or policies except that the Executive shall have no rights to any severance benefits under any Company severance pay plan.

        20.    Governing Law.    This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

        21.    Successors to Company.    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment.

        22.    Gender Neutral.    Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

        23.    Confidential Information.    The Executive shall never use, publish or disclose in a manner adverse to the Company's interests, any proprietary or confidential information relating to (a) the business, operations or properties of the Company or any subsidiary or other affiliate of the Company, or (b) any materials, processes, business practices, technology, know-how, research, programs, customer lists, customer requirements or other information used in the manufacture, sale or marketing of any of the respective products or services of the Company or any subsidiary or other affiliate of the Company; provided, however, that no breach or alleged breach of this Section 23 shall entitle the Company to fail to comply fully and in a timely manner with any other provision hereof. Nothing in this Agreement shall preclude the Company from seeking money damages, or equitable relief by injunction or otherwise without the necessity of proving actual damage to the Company, for any breach by the Executive hereunder.

        IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company by its duly authorized officer, and by the Executive, as of the date first above written.

BLADELOGIC, INC.
By:	Name: Title:
[Executive] [Title]

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CHANGE IN CONTROL AGREEMENT